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                                                                    Exhibit 99.1

TriQuint Semiconductor Announces Shareholder Approval of Shares to Facilitate
                           Two for One Stock Split

HILLSBORO, Ore.--(BUSINESS WIRE)--Feb. 2, 2000--TriQuint Semiconductor, Inc. today announced that TriQuint stockholders approved an increase in TriQuint's authorized shares of Common Stock from 25,000,000 shares to 200,000,000 shares. This approval was obtained at the Company's Special Meeting of Stockholders held Monday, January 31, 2000.

As a result, TriQuint will effect its previously announced two-for-one stock split (in the form of a stock dividend), originally approved by its Board of Directors on December 1, 1999, subject to this stockholder approval. Stock certificates representing one additional share for each share held will be mailed on or about February 22, 2000 (payment date) to all stockholders of record at the close of business on February 1, 2000 (record date). Upon completion of the split, the number of shares of Common Stock outstanding will be approximately 37,900,000 shares.

This press release contains both historical information and forward-looking information. Numerous important factors affect the Company's operating results and could cause the Company's actual results to differ materially from the results indicated in this press release or in any other forward-looking statements made by, or on behalf of, the Company, and there can be no assurance that future results will meet expectations. Results could differ materially based on various factors, including the Company's performance and market conditions. Additional considerations and important risk factors are described in the Company's Report on Form 10-K and 10-Q filed with the Securities and Exchange Commission and the Company's Common Stock Offering Prospectus dated July 13, 1999, copies of which are available on request from the Company.

TriQuint Semiconductor, Inc. (Nasdaq:TQNT) is a leading worldwide supplier of a broad range of high performance gallium arsenide (GaAs) integrated circuits. TriQuint's products span the RF and millimeter wave frequency ranges and employ analog and mixed signal circuit designs. They are used in wireless communications, telecommunications, data communications and aerospace systems. TriQuint offers both standard and customer specific products as well as foundry services. TriQuint's two operations, in Oregon and Texas, are both certified to the ISO 9001 international quality standard.

TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and can be reached at 503/615-9000 (fax 503/615-8900). Visit the TriQuint website at http://www.triquint.com.

CONTACT:  TriQuint Semiconductor, Inc.           or  Fi. Comm
          Ed Whitehurst, 503/615-9000                Investor Relations Counsel
          Fax: 503/615-8900                          Heidi A. Flannery
          Email: ewhitehurst@tqs.com                 503/844-8888


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